Exhibit 8.2

ELECTRA TOWER 98 Yigal Alon Street Tel Aviv 67891, Israel Tel +972 (3) 608-9999 Fax +972 (3) 608-9909	LEVINSTEIN TOWER 23 Menachem Begin Road Tel Aviv 66184, Israel Tel +972 (3) 710-1616 Fax +972 (3) 710-1617	INFO@GOLDFARB.COM SELIGMAN@SELIGMAN.CO.IL WWW.GOLDFARB.COM WWW.SELIGMAN.CO.IL

July 28, 2011

Zoran Corporation

1390 Kifer Road

Sunnyvale, California 94086

USA

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of ordinary shares (the “Ordinary Shares”) of CSR PLC, a company organized under the laws of England and Wales (the “Company”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, we advise you that, in our opinion, the discussion included in the Registration Statement on Form F-4 relating to the Ordinary Shares (file no. 333-173590) (the “Registration Statement”) as set forth under the caption “Material Tax Consequences—Material Israeli Tax Consequences of the Merger”, insofar as it relates to statements of law and legal conclusions, describes the material Israeli tax consequences of the Merger (as defined in the Registration Statement), subject to the limitations and qualifications set forth therein. We express no opinion as to the likelihood of the Company receiving any tax ruling from the Israeli Tax Authority referred to in the Registration Statement.

The foregoing opinion is limited to the laws of the State of Israel and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion addresses only matters set forth herein. This opinion does not address any other Israeli tax consequences or any state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with or in contemplation of the Merger). You should recognize that our opinion is not binding on the Israel Tax Authority and that a court or the Israel Tax Authority may disagree with our opinion. This opinion is based upon current provisions of the Israeli Income Tax Ordinance [New Version], 1961, as amended and the rules and regulations promulgated thereunder, and existing administrative and judicial interpretations thereof, all of which are subject to change, potentially with retroactive effect, which could adversely affect this opinion. We do not undertake to advise you as to any changes after the date hereof in applicable law or administrative or judicial rulings that may affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

Goldfarb, Seligman & Co.